AMENDMENT NO. 1 TO

               DAY RUNNER RESTATED 401(k) PLAN AND TRUST AGREEMENT



WHEREAS, Day Runner, Inc. (the "Employer") heretofore adopted the Day Runner, Inc. 401(k) Plan (the "Plan"); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to add direct enrollment;

NOW, THEREFORE, the Plan is hereby amended, effective as of October 1, 1999, as follows:


1. Section 4.1(a) of the Plan is hereby amended by adding the following paragraph to the end of said section:

         "Notwithstanding the foregoing, any Employee, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to contribute three percent (3%) ("deemed elective deferral) of his Compensation on a pre-tax basis to the Plan. The Administrator shall provide to each Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease the elective deferral. The Administrator shall also provide each such Employee a reasonable period to exercise such rights before the date on which the cash is currently available."


2. Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.


IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 30th day of August, 1999.



                                                DAY RUNNER, INC.



                                                By: /s/  JAMES E. FREEMAN, Jr.